Exhibit 99.1

RenaissanceRe Holdings Ltd. Announces Executive Management Changes

Peter Durhager to Step Down as Chief Administrative Officer;

CFO Jeff Kelly to Become Chief Operating Officer

PEMBROKE, Bermuda, November 13, 2014—RenaissanceRe Holdings Ltd. (NYSE: RNR) today announced that Peter C. Durhager has decided to step down as Executive Vice President and Chief Administrative Officer, and that Jeffrey D. Kelly, the Company’s Executive Vice President and Chief Financial Officer, will become Chief Operating Officer while maintaining his current responsibilities as Chief Financial Officer. These changes are effective on December 31, 2014.

Kevin O’Donnell, Chief Executive Officer, said, “Our entire team is grateful to Peter for all he has accomplished over his more than ten years at RenaissanceRe. He has continually raised the bar on our operations functions and systems, which I believe are now key competitive advantages for our Company. We are pleased that Peter has agreed to serve in an advisory capacity at RenaissanceRe into the next year, even as he focuses on his family, his intense involvement in the economic development of Bermuda, his corporate directorships and other pursuits.

“Jeff has significantly enhanced our financial and strategic planning functions since joining us as Chief Financial Officer in 2009, and his input and insight as a member of our executive team have contributed meaningfully to our ongoing success. We look forward to his contributions in his expanded role, as we position RenaissanceRe for future growth, innovation and success,” Mr. O’Donnell concluded.

As Chief Operating Officer, Mr. Kelly will add to his current responsibilities oversight of the Company’s Global Shared Services functions, which includes Human Resources and Organizational Development, Marketing, Operations, Information Technology and Administration.

Prior to joining RenaissanceRe as Executive Vice President and Chief Financial Officer, Mr. Kelly served as Chief Financial Officer of National City Corporation, a position he held from 2000 until his retirement in 2008, and was named Vice Chairman of the Company in 2004. Mr. Kelly serves as a member of the Board of Directors of The Progressive Corporation. He earned a Bachelor’s degree in Business Administration from Ohio State University and a Master’s degree in Economics from the University of Akron.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three reportable segments: (1) Catastrophe Reinsurance, which includes catastrophe reinsurance and certain property catastrophe joint ventures managed by the Company’s ventures unit; (2) Specialty Reinsurance, which includes specialty reinsurance and certain specialty joint ventures managed by the Company’s ventures unit; and (3) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458.

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Investor Contact:

RenaissanceRe Holdings Ltd.

Rohan Pai, 441-295-4513

Director – Corporate Finance

Media Contact:

Kekst and Company

Peter Hill or Dawn Dover, 212-521-4800